As filed with the Securities and Exchange Commission on November 18, 2021

Registration No. 333-_________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EDAP TMS S.A.

(Exact name of registrant as specified in its charter)

France	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification No.)
France (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)

Parc d’Activités la Poudrette-Lamartine

4/6, rue du Dauphiné

69120 Vaulx-en-Velin, France

(Address of Principal Executive Offices) (Zip Code)

EDAP TMS S.A.

2021 Share Subscription Option Plan

(Full title of the plan)

EDAP Technomed Inc.

5321 Industrial Oaks Blvd, Suite 110

Austin, TX 78735, USA

Tel: +1 (512) 832 7956

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Blandine Confort EDAP TMS S.A. 4/6, rue du Dauphiné 69120 Vaulx-en-Velin, France +33 (0) 4 72 15 31 50	Linda Hesse JONES DAY 2 rue Saint-Florentin 75001 Paris, France +33 (0) 1 56 59 38 72

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Ordinary Shares, €0.13 nominal value per share(1) reserved for issuance upon exercise of outstanding share options granted under the Stock Option Plan identified on the cover of this Registration Statement:
- 2021 Share Subscription Option Plan	2,000,000	$5.89(3)	$11,780,000	$1,092.01

Total	2,000,000	$5.89	$11,780,000	$1,092.01

(1)	The Ordinary Shares being registered under this registration statement may be represented by the Registrant’s American Depositary Shares. Each American Depositary Share represents one Ordinary Share. American Depositary Shares issuable upon deposit of the Ordinary Shares registered hereby were registered pursuant to a separate Registration Statement on Form F-6EF (File No. 333-176843).
(2)	Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers such additional Ordinary Shares, €0.13 nominal value per share, of the Registrant, as may become issuable pursuant to the anti-dilution provisions of the Registrant’s equity plan described herein.
(3)	Calculated in accordance with Rule 457(h) based on the exercise price of the options, i.e., €5.18 the exercise price was converted from Euros into U.S. dollars based upon the exchange rate of one Euro expressed in U.S. dollars as $1.1368, as set forth in the release of the European Central Bank on November 16, 2021.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the employee benefit plan information and other information required by Part I of Form S-8 will be included in documents sent or given to participants in the Plan as specified by Rule 428 under the Securities Act. In accordance with Rule 428 under the Securities Act and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as a part of this registration statement on Form S-8 (this “Registration Statement”) or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. The Registrant will maintain a file of such documents in accordance with the provisions of Rule 428 under the Securities Act. Upon request, the Registrant will furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which are on file with the Securities and Exchange Commission (the “Commission”), are incorporated in this Registration Statement by reference:

(a)	The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2020, filed April 7, 2021 (Commission File No. 000-29374), (the “2020 Form 20-F”);

(b)	The Registrant’s Report on Form 6-K furnished to the Commission on May 11, 2021;

(c)	The Registrant’s Report on Form 6-K furnished to the Commission on August 25, 2021;

(d)	The Registrant’s Report on Form 6-K furnished to the Commission on November 17, 2021; and

(e)	The description of the Registrant’s ordinary shares, nominal value €0.13 per share, set forth under “Memorandum and Articles of Association” in Item 10, the description of the Registrant’s American Depositary Shares set forth under “American Depositary Shares” in Item 12 of the Registrant’s 2020 Form 20-F and the description of securities registered under Section 12 of the Exchange Act in Exhibit 2.3 of the 2020 Form 20-F.

To the extent designated therein, certain current reports of the Registrant on Form 6-K and all documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under French law, provisions in the By-laws that limit the liability of directors and officers are ineffective. However, French law allows sociétés anonymes to contract for and maintain liability insurance against civil liabilities incurred by any of their directors and officers involved in a third-party action, provided that they acted in good faith and within their capacities as directors or officers of the company. Criminal liability cannot be indemnified under French law, whether directly by the company or through liability insurance. Such rules apply to executive and supervisory board members.

As of the date hereof, we have purchased liability insurance for our directors and officers, including insurance against liabilities under the Securities Act of 1933, as amended, and this coverage is subject to annual renegotiation. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Registrant’s directors, officers and controlling persons, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1	Memorandum and Articles of Association of the Registrant (incorporated herein by reference to Exhibit 1.1 to the Registrant’s Annual Report on Form 20-F (Commission No. 000-29374) filed with the Commission on April 7, 2021)
4.2	EDAP TMS S.A. 2021 Form of Share Subscription Option Plan
5.1	Opinion of Blandine Confort, Legal Affairs Officer of the Registrant
23.1	Consent of KPMG S.A.
23.2	Consent of Blandine Confort (included in Exhibit 5.1)
24.1	Power of Attorney (included in the signature pages herein)

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vaulx-en-Velin, France, on November 18, 2021.

EDAP TMS S.A.

By:	/s/ MARC OCZACHOWKSI
Marc Oczachowski
Chief Executive Officer

By:	/s/ FRANCOIS DIETSCH
François Dietsch
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below severally constitutes and appoints Marc Oczachowksi and François Dietsch, and each of them singly, as his/her true and lawful attorneys, with full power to any of them, and to each of them singly, to sign for him/her and in his/her names in the capacities indicated below any and all pre-effective and post-effective amendments to this Registration Statement on Form S-8, under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of EDAP TMS S.A., and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Date: November 18 , 2021	/s/ MARC OCZACHOWSKI
Marc Oczachowski
Chief Executive Officer (Principal Executive Officer) and Chairman of the Board of Directors

Date: November 18 , 2021	/s/ FRANCOIS DIETSCH
François Dietsch
Chief Financial Officer (Principal Financial and Accounting Officer)

Date: November 18 , 2021	/s/ PIERRE BEYSSON
Pierre Beysson
Director

Date: , 2021
Marie Meynadier
Director

Date: November 18 , 2021	/s/ ROB MICHIELS
Rob Michiels
Director

Date: , 2021
Argil Wheelock
Director

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the undersigned as the duly authorized representative in the United States of EDAP TMS S.A. in Austin, Texas, on November 18, 2021.

/s/ RYAN RHODES
Ryan Rhodes
Chief Executive Officer EDAP Technomed Inc.

EXHIBIT INDEX

4.2	EDAP TMS S.A. 2021 Share Subscription Option Plan
5.1	Opinion of Blandine Confort, Legal Affairs Officer of the Registrant
23.1	Consent of KPMG SA
23.2	Consent of Blandine Confort (included in Exhibit 5.1)
24.1	Power of Attorney (included in the signature pages herein).